EST. 1958

# CONTRACT OF EMPLOYMENT

# CONFIDENTIAL

16th July, 2007

Ian Long
Kalongri Stud
Baerami Creek Rd
Baerami NSW 2328

Dear Ian,

We are pleased to offer you employment for the position of Chief Winemaker/ General Manager to be effective from 16th July, 2007. You will be located at the Yarraman Winery in the Upper Hunter Valley and will be responsible to the Board.

The position is subject to a standard 3 month performance assessed probationary period. The terms and conditions of your appointment are as follows.

### RESPONSIBILITIES OF THE POSITION

Key requirements of your position are detailed in the attached position description. This outlines the minimum responsibilities of your role. During the course of your employment, changes may be made to your duties, position description and the existing reporting structure. These changes will be made in consultation with you taking account of your skills, experience and performance.

Your continued employment is subject to satisfactory performance at all times.

REMUNERATION

*Salary*

Your remuneration package on commencement will be broken down into 4 components:

**1) Salary Component** - This will be comprised of a remuneration package of $125,000 per annum, plus superannuation, plus a car allowance of $10,000 per year. This will be paid monthly directly into your nominated bank or related account at the end of each month.

**2) Bonus**- An annual bonus of up to $25,000 will be available based on mutually agreed upon key budget & performance criteria to be established by the board of directors and yourself. This will include the managing of the winery & vineyard operating expenses, wine awards & contract processing.

**3) Shares & Stock Options** - You will be granted 250,000 stock options & in addition you will purchase 250,000 shares in Yarraman Winery Inc at a price of AUD 50 cents per share.
The options will be covered under the Yarraman Winery Inc Management and Directors "Stock Option Plan", which is currently being drafted, & a copy of which will be provided to you within 60 days of the date of this letter. The 250,000 options will vest over a 5 year period (50,000 options per year) based on your employment and will be granted subject to you achieving mutually agreed performance objectives. The 250,000 shares will be issued to you on commencement & purchased via an interest free company loan. Repayment of the loan will be via salary sacrifice of $25,000 per year of your gross salary for a period of 5 years.

**4) Wine Allowance** - As an employee of the Company we encourage you to promote the Company's products at every possible opportunity. For this purpose, and in order to gain a better understanding of the Company's products, you will be given an allowance of $1,500 per annum credited to your house account for the purpose of purchasing wine at staff prices. Your house account will be credited on 1 July each year.
You may purchase wine in excess of your staff allowance, however this must be paid for at the time of collection.

LEAVE

*Annual Leave*

Annual leave is at the rate of four weeks per annum in addition to recognised public holidays. Unless special circumstances exist, annual leave may not be accumulated in excess of eighteen months' entitlement. No additional loadings are paid on Annual Leave as these form part of your normal remuneration package.

**Long Service Leave**

Long Service Leave entitlements are in accordance with the provisions of the Long Service Leave Act or appropriate award applying in the State of NSW. Accrued Long Service Leave should be taken as soon as practicable after becoming due.

**Sick Leave**

Sick leave days are available to salaried employees in alignment with statutory requirements. 5 sick days in the first year and 8 days every year thereafter. In the event of prolonged illness the Company adopts a sympathetic viewpoint, taking into consideration the prevailing circumstances.

### Health, Safety and Environment

Your personal safety and the safety of those around you is our priority.

All employees are responsible for minimising or preventing loss. You must, at all times, perform your job in accordance with relevant Government Legislation and Regulations as well as established Company Policies and Operating Procedures, as amended from time to time. This may include Company sponsored medical monitoring, health surveys and environmental programs.

### Equal Employment Opportunity and Workplace Harassment

Consistent with its Values, Yarraman Estate Pty Ltd is committed to equality of opportunity for all employees. As an employee of Yarraman you are required to respect and observe the Company's Equal Employment Opportunity Policy at all times. This provides all employees with fair access to employment related opportunities and benefits regardless of their race, gender, age, and other characteristics that are not relevant to the performance of the job.

The company believes it is the right of all employees to work in a harassment free environment. Workplace harassment, which is offensive behaviour, is detrimental to employee morale or constitutes unacceptable conduct in the workplace will not be tolerated under any circumstances.

### Intoxicating Liquor and Drugs

Any employee found to be intoxicated or under the influence of drugs, or in a condition unfit for work as a result of consuming liquor or drugs on duty, will be subject to disciplinary action and/or the terms of the existing site drug and alcohol policy.

### Security

For the purposes of safeguarding the Company's and employees' property, the Company reserves the right to examine any package or container when employees are on site, including when they are commencing or ceasing work.

The Company is not liable to take any measures whatsoever to secure your vehicle or your property or property in your control against any theft or damage caused by any person, whether employed by the Company or not, whilst your vehicle or property is on Company premises.

### Company Vehicles/Drivers Licence

If you are required to drive a Company vehicle, then you must be the holder of a current driver's licence covering the class of vehicle to be driven.

If you are not the holder of a licence as above, or are disqualified from driving, you must notify the company immediately.

## OUT OF POCKET EXPENSES

In the event you incur reasonable costs in relation to your work, (including mobile phone costs), the company will re-imburse (approved) work related expenses.

Confidentiality

It is a condition of this offer that you agree that during your service with this Company, and at all times thereafter, you keep confidential and not without the Company's consent in writing, divulge to any persons or company, except in the proper course of your duties, any knowledge acquired by you as an employee, of any trade secrets or confidential information or any other information about the Company's property, finance, affairs or business which may come into your possession during or in the course of your employment. Upon termination of employment you will yield up to the Company all papers, records and documents, both hard copy and those stored electronically, in your possession relating to any of the above matters.

TERMINATION OF EMPLOYMENT

This contract of employment may be terminated by the giving of 1 month's written notice by either yourself or the Company during the probationary period. Salary in lieu of notice may be provided if the Company so determines, during your probationary period. Thereafter 2 months notice from both parties (other than for cause) will be required.

These notice periods will apply unless inconsistent with legislative requirements.

If you commit any serious breach of the terms of your employment or are guilty of serious and willful misconduct the Company may terminate your employment without notice. In such a case you will be paid up to the time of dismissal only.

On termination you are required to return all property belonging to the Company, which is in your possession.

On behalf of Yarraman, I am delighted to make this offer to you and look forward to a long, prosperous and exciting chapter ahead. I know that the shareholders & directors are delighted to at last have some one at Yarraman who can "take charge" of the winery & vineyard.

ACCEPTANCE

By accepting this offer you agree to observe proper standards of conduct in all business transactions. You also agree not to act in any way which will conflict with the interests of the Company and immediately upon becoming aware of a conflict arising you must immediately notify the Company.

Please confirm your formal acceptance of all the terms and conditions detailed above by signing this letter in the place indicated.

Congratulations on your appointment, I trust you will find this role challenging and a source of personal and professional satisfaction.

Yours sincerely

Bill Stubbs
Chairman

***I have read and understand the terms and conditions of this contract of employment as detailed herein. I agree to accept the offer of employment.***

.................................................................................. (Signature)

30 / 7 / 07 (Date)

passionate about red . . . devoted to white

YARRAMAN

Mr Ian Long
Kalongri Stud
Baerami Creek Rd
Baerami NSW 2328

**Re: Performance Review & Changes to Employment Conditions**

Dear Ian,
On behalf of the Board of Directors of Yarraman Estate, I am pleased to advise the following details in relation to your employment conditions.

1. The Board confirms your appointment to the position of Managing Director for Yarraman Estate. You are now responsible & accountable for the management of all functions & departments of the Australian business of Yarraman Estate. You will arrange for the appropriate forms to be completed & lodged with ASIC, notifying them of your appointment as a Director of Yarraman Estate.
2. The Board confirms that as a result of your Performance Review & your appointment to the Managing Director role, your base salary will be increased by $25,000 per annum.
3. The Board confirms that as result of your Performance Review, you will be entitled to receive full payment of your bonus for the year ended 30 June 2008. This bonus payment will total AU$25,000, comprising 50% cash & 50% shares in Yarraman Winery, Inc. The cash component will be paid at the earlier of either (i) availability of financing from Oxford, Provident or others, or (ii) the merger transaction to acquire ADSL becoming unconditional. 25,000 shares in Yarraman Winery, Inc will be issued to you as soon as practicable in satisfaction of the share component.

Yours Sincerely

Gary Blom
Executive Director

Yarraman Estate
700 Yarraman Road
Wybong
Upper Hunter Valley
NSW 2333 Australia
T 612 6547 8118
F 612 6547 8039